Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer/Rob Fink KCSA Strategic Communications 212-896-1215(Todd)/212-896-1206 (Rob) tfromer@kcsa.com / rfink@kcsa.com

ORMAT SIGNS TERMINATION AGREEMENT FOR PPA WITH

NV ENERGY FOR CARSON LAKE PROJECT

RENO, Nev. December 22, 2011 — Ormat Technologies, Inc. (NYSE: ORA) announced today that it has signed a termination agreement with respect to the power purchase agreement and joint operating agreement with NV Energy for the Carson Lake geothermal project in Churchill County, Nevada.

The PPA was signed August 18, 2006, but permitting delays have prevented substantial progress on the project site and on transmission until late this year and had a significant impact on the development plan and the economics of the project. As part of the termination arrangements, Ormat will pay NV Energy a termination fee of approximately $1.7 million that will be recorded as an expense in the fourth quarter 2011 financial statements. The Company will continue work on the project.

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 80 U.S. patents. Ormat has engineered and built power plants that it currently owns or has supplied to utilities and developers worldwide, totaling 1,410 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States - Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala - Zunil and Amatitlan; in Kenya -Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.